                            DIGITAL RECORDERS, INC.
                       4900 PROSPECTUS DRIVE, SUITE 1000
                     RESEARCH TRIANGLE PARK, NC 27709-4068

                                PROXY STATEMENT

     RELATING TO THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 1997

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (section mark)240.14a-11(c) or
    (section mark)240.14a-12

                             DIGITAL RECORDERS, INC.
                (Name of Registrant as Specified in Its Charter)

      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
      (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

                            DIGITAL RECORDERS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD AT 11:00 A.M. ON MAY 20, 1997

TO THE SHAREHOLDERS:

     An Annual Meeting of the shareholders of Digital Recorders, Inc. (the "Company") will be held in the auditorium at the Microelectronics Center of North Carolina, 3021 Cornwallis Road, Research Triangle Park, North Carolina 27709 on Tuesday, May 20, 1997 at 11:00 a.m., followed by lunch in Conference Rooms A and B at 12:00 p.m., for the following purposes:

     1. To elect nine directors, each to serve for a one-year term expiring in 1998, or until their successors shall have been duly elected and qualified;

     2. To consider and act upon a proposal to approve an amendment to the Company's 1993 Incentive Stock Option Plan to permit the issuance of an additional 100,000 shares of Common Stock pursuant to the Plan;

     3. To ratify the appointment of KPMG Peat Marwick LLP as independent certified public accountants; and

     4. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 7, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting and any adjournment thereof.

     All Company employees will be in attendance to host our shareholders. We value our shareholders and sincerely hope you will attend.

                                         By order of the Board of Directors,

                                         /s/ J. Phillips L. Johnston
                                         J. PHILLIPS L. JOHNSTON,
                                         CHAIRMAN OF THE BOARD

April 24, 1997

                                   IMPORTANT

     SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU CANNOT ATTEND THE MEETING, PLEASE MARK, DATE, SIGN, NOTE ANY CHANGE OF ADDRESS AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE. IF YOU ATTEND THE MEETING, WE WILL BE GLAD TO RETURN YOUR PROXY SO THAT YOU MAY VOTE IN PERSON AT THE MEETING.

                            DIGITAL RECORDERS, INC.
                       4900 Prospectus Drive, Suite 1000
               Research Triangle Park, North Carolina 27709-4068

                                PROXY STATEMENT

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 1997

INTRODUCTION

     The enclosed proxy is solicited by the Board of Directors of Digital Recorders, Inc. (hereinafter referred to as the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held in the auditorium at the North Carolina Microelectronics Center, 3021 Cornwallis Road, Research Triangle Park, North Carolina 27709, on Tuesday, May 20, 1997 at 11:00 a.m., for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy will be mailed to shareholders on or about April 29, 1997.

VOTING OF SECURITIES

     The record date with respect to this solicitation is April 7, 1997 (the "Record Date"). All holders of record of Common Stock of the Company as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of that date, the Company had 2,674,075 shares of Common Stock outstanding, which shares constitute the only class of outstanding shares of the Company entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock is entitled to one vote.

     A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. If a quorum exists, a proposal is approved if the votes cast in person or by proxy favoring the proposal exceed the votes cast opposing the proposal. Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. Shareholders may not cumulate their votes for directors. Abstentions and broker non-votes are not counted in the calculation of the vote. A proxy may be revoked by the shareholder at any time prior to its being voted by giving notice to the Secretary of the Company, by executing and delivering a proxy with a later date or by voting in person at the Annual Meeting. Unless the proxy is revoked, or unless it is received in such form as to render it invalid, the shares represented by it will be voted in accordance with the instructions of the shareholder contained therein. If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors.

     The cost of this solicitation will be borne by the Company, including expenses incurred in connection with preparing and mailing this Proxy Statement. Such expenses will include charges by brokers, banks or their nominees, other custodians and fiduciaries for forwarding proxy material to the beneficial owners of shares held in the name of a nominee. Proxies may be solicited personally or by mail, facsimile, telephone or telegraph. Employees and directors of the Company may solicit proxies but will not receive any additional compensation for such solicitation.

     As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by the Company. Such documents are available for examination only by the inspectors of election who are employees appointed to tabulate the votes. The identity of the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

COMMON STOCK OWNERSHIP

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of April 7, 1997 by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director or nominee, (iii) each other executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Each person has sole voting and sole investment power with respect to the shares shown except as noted.

                                                                                                 SHARES
                                                                                           BENEFICIALLY OWNED
                                                                                                  (1)
NAME                                                                                       NUMBER     PERCENT
J. Phillips L. Johnston (2).............................................................   117,177       4.3%
John M. Cochran, Jr. (3)................................................................    24,904         *
Curtis I. Kring (4).....................................................................    53,677       2.0
C. James Meese, Jr. (5).................................................................     9,987         *
John K. Pirotte (6).....................................................................    44,695       1.7
John M. Reeves, II (7)..................................................................   170,740       6.4
Juliann Tenney (8)......................................................................    19,982         *
John W. Thomas, Jr. (9).................................................................    42,576       1.6
David L. Turney.........................................................................    18,450         *
Bruce R. Thomas (10)....................................................................    20,259         *
Andrew L. Turner, III (11)..............................................................    20,259         *
Intersouth Partners.....................................................................   216,075       8.1
All directors and officers as a group
  (Sixteen persons) (12)................................................................   594,287      20.7%

  * Less than one percent of the shares of Common Stock.

 (1) Beneficial ownership includes both outstanding Common Stock and shares issuable upon exercise of options or warrants that are currently exercisable or will become exercisable within 60 days after the date hereof. Unless otherwise noted, sole voting and dispositive power is possessed with respect to all Common Stock shown. All percentages are calculated based on the number of outstanding shares plus shares which a person or group has the right to acquire within 60 days. The address for Intersouth Partners is 1000 Park Forty Plaza, Suite 290, Durham, North Carolina 27713 and the address for all other persons listed is 4900 Prospectus Drive, Suite 1000, P.O. Box 14068, Research Triangle Park, North Carolina 27709.

 (2) Includes 69,198 shares subject to currently exercisable options.

 (3) Includes 20,999 shares subject to currently exercisable options.

 (4) Includes 9,714 shares subject to currently exercisable options.

 (5) Consists solely of shares subject to currently exercisable options.

 (6) Excludes securities owned by Intersouth Partners, of which Mr. Pirotte is a limited partner. Mr. Pirotte disclaims beneficial ownership of securities owned by Intersouth Partners.

 (7) Includes 2,000 shares subject to currently exercisable options and shares owned of record by the Sarah C. Reeves Trust. Sarah C. Reeves is the mother of John M. Reeves, II. Excludes securities owned by Intersouth Partners, of which Mr. Reeves is a limited partner. Mr. Reeves disclaims beneficial ownership of securities owned by Intersouth Partners.

 (8) Includes 2,000 shares subject to currently exercisable options.

 (9) Includes 2,000 shares subject to currently exercisable options.

(10) Includes 19,987 shares subject to currently exercisable options.

(11) Includes 19,987 shares subject to currently exercisable options.

(12) Includes 191,489 shares subject to currently exercisable options and warrants and 13,508 shares deemed to be beneficially owned by certain executive officers although such shares are owned of record by family members and by trusts formed for the benefit of such officers and certain family members. Does not include 52,669 shares subject to options and warrants which have not yet become exercisable.

                            I. ELECTION OF DIRECTORS

     The nine nominees for election as directors are identified below. All nominees are now members of the Board of Directors. The Board of Directors knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate or the Board of Directors may reduce the number of directors to eliminate the vacancy.

     The following material contains information concerning the nominees, including their recent employment, positions with the Company, other directorships and age as of the date of this Proxy Statement.

     J. PHILLIPS L. JOHNSTON, age 57, has served as Chairman of the Board and Chief Executive Officer since April 1990 and as President since March 1991. He was Administrator of the North Carolina Credit Union Division of the North Carolina Department of Commerce from September 1987 to April 1990. From October 1979 to September 1987, Mr. Johnston served as President and Chief Executive Officer of Data Pix, Inc., Norman Perry, Chantry, Ltd., and Erwin-Lambeth, Inc., each of which were privately-held companies based in North Carolina. From 1971 through 1979, he was President and Chief Executive Officer of Currier Piano Company, Marion, North Carolina. Mr. Johnston received his A.B. degree in economics from Duke University and his law degree from the University of North Carolina.

     JOHN M. COCHRAN, JR., age 61, has served as a director of the Company since April 1991. In January 1996, he became Executive Vice President and General Manager of the Transit Communications Systems ("TCS") business group of the Company. From April 1995 until joining the Company in January 1996, Mr. Cochran was President of Cochran & Associates. From August 1992 to April 1995, he served as Vice President of Manufacturing Services for TEXFI Industries, Inc. ("TEXFI"), a New York Stock Exchange listed company, and from January 1989 to August 1992, he served as President of Highland Yarn Mills, Inc., a subsidiary of TEXFI. Mr. Cochran was Vice President and Technology Manager at TEXFI from February 1988 to January 1989. From September 1987 to February 1988, he was President of Cochran & Associates and prior thereto he served as Executive Vice President of Frontier Electronics, Inc. for 20 years. Mr. Cochran received a B.S. degree in electrical engineering from Georgia Tech and a masters degree in electrical engineering from the Massachusetts Institute of Technology. Mr. Cochran is a registered professional engineer.

     CURTIS I. KRING, age 70, became a director of the Company in April 1991. In July 1993, he assumed responsibility for the Company's Highway Information Systems ("HIS") business group and, in March 1995, he assumed responsibility for, and became Chairman and managing director of, the Digital Audio Company ("DAC") business group. Since January 1986, Mr. Kring has operated his own consulting firm, which provides sales, marketing and management services, particularly in the area of federal government contracting. From March 1977 to September 1991, he was employed by Broadcast Electronics, Inc. as Vice President of Marketing and Sales and prior to that time he was employed by Harris Corporation and General Electric in sales and engineering positions. Mr. Kring received a degree in electronic engineering from DeVry Institute.

     C. JAMES MEESE, JR., age 55, has served as a director of the Company since April 1991 and was an independent sales representative for the TCS business group from February 1993 through May 1995. Since 1989 he has provided advice and assistance to high growth companies on issues of market development, capitalization and organizational structuring through Business Development Associates, Inc., for which he currently serves as President. Prior to 1989 he spent approximately 20 years in various senior corporate marketing and finance positions. Mr. Meese is a director of A&J Sports, Inc., a Raleigh, North Carolina collegiate sports media company, and NECCO, a Winston-Salem, North Carolina environmental contracting company. Mr. Meese received a B.A. degree in economics from the University of Pennsylvania and an M.B.A. from Temple University.

     JOHN K. PIROTTE, age 47, became a director of the Company in May 1996. Since 1990, he has served as Chairman and Chief Executive Officer of CORPEX Technologies, Incorporated, a privately-held company that develops and markets surface active chemical technology. In addition, Mr. Pirotte has operated a private investment company since 1987. He was the Chief Financial Officer from 1979 to 1981 and Chairman and Chief Executive Officer from 1981 until 1987 of The Aviation Group, Inc. He also served in various capacities, including manager, in Acquisition Advisory Services for an international public accounting firm from 1972 to 1979. Mr. Pirotte was a director of Microwave Laboratories, Inc., a venture capital-backed company which filed a petition for bankruptcy in 1994. He is a founding director of North Carolina Enterprise Corp., a venture capital fund, and serves on the Advisory Board of Intersouth I, a venture capital fund of which Intersouth Partners is the general partner. Mr. Pirotte received his B.A. degree in economics from Princeton University and an M.S. in accounting from New York University.

     JOHN M. REEVES, II, age 42, has served as a director of the Company since April 1993. He co-founded and since March 1992 has served as President of First Exim Financial Limited, which provides trade finance and factoring to exporters and importers. From August 1991 to February 1992, he was employed by Allen Commercial Services advising small, closely-held companies with respect to capitalization issues. Since 1988 he has been engaged in real estate development activities through Reeves Development Corporation, a company controlled by him. Mr. Reeves is a director of Horizon Financial Services, a Hastings, England firm. Mr. Reeves has both graduate and undergraduate degrees in civil engineering from North Carolina State University and an M.B.A. from Duke University.

     JULIANN TENNEY, age 44, has served as a director of the Company since April 1991. Since July 1993 Ms. Tenney has been a consultant and an instructor in the non-profit management program at Duke University. From August 1990 through June 1993, she served as Executive Director of the Southern Growth Policies Board, an interstate alliance charged with designing economic development and growth strategies for southern Governors and legislators. From August 1988 to August 1990, Ms. Tenney served as Director for the Economic and Corporate Development Division of the North Carolina Biotechnology Center and also as their House Legal Counsel. From November 1987 to August 1988, Ms. Tenney was Assistant Secretary at the North Carolina Department of Commerce. From August 1985 to November 1987, she was Executive Director of the North Carolina Technological Development Authority. Prior to that time, she was a practicing attorney. Ms. Tenney received a B.A. degree from the University of North Carolina and a law degree from Duke University.

     JOHN W. THOMAS, JR., age 69, has served as a director of the Company since March 1992. He has held various engineering and management positions with Thomas Built Buses since 1949, including the President, Chairman and Chief Executive Officer. He is a National Board Member for the Boy Scouts of America and was recently named National Commissioner of that organization. Mr. Thomas received a B.S. degree in industrial engineering from Virginia Tech.

     DAVID L. TURNEY, age 53, became a director of the Company in May 1996. He is Chairman and CEO of Robinson Turney International, Inc. ("RTI"), a consulting firm which Mr. Turney co-founded in August 1994. RTI is engaged in business development, marketing services, advisory services, and merger, acquisition and financing assignments for selected clients, including the Company, who are primarily in the transit and transportation equipment industries. From March 1994 to December 1995, Mr. Turney was also engaged in strategic planning and development consulting services to his former employer, Mark IV Industries, Inc. ("Mark IV"), a New York Stock Exchange listed company. From February 1991 to February 1994, he was President and Group Executive of Mark IV Transportation Products Group, a group of nine companies, subsidiaries and operating units of Mark IV serving transit and transportation markets worldwide, which group Mr. Turney was responsible for developing. From 1984 to 1991, Mr. Turney was President of the Luminator division of Gulton Industries, Inc., which became a wholly-owned subsidiary of Mark IV in 1987. Prior to 1984, he served in various managerial and engineering capacities in four corporations spanning the telecommunications, industrial hard goods, consumer electronics and electromagnetic components industries. Mr. Turney received his B.S. degree in industrial management from the University of Arkansas.

BOARD COMPENSATION

     No employee of the Company receives any additional compensation for his or her services as a director. Non-management directors receive no salary for their services as such, although the Board of Directors has authorized payment of reasonable travel or other out-of-pocket expenses incurred by non-management directors in attending meetings of the Board of Directors. Certain directors of the Company are consultants or advisors to the Company and receive compensation for such services. See "Certain Relationships and Related Transactions". The Board of Directors also granted 32,000 options to an officer who is also a director during the fiscal year ended December 31, 1996. Such options are exercisable at prices ranging from $4.75 to $6.75 per share.

EXECUTIVE OFFICERS

     The following material contains information concerning the executive officers of the Company who are not nominees for election as directors, including their recent employment, positions with the Company and age as of the date of this Proxy Statement.

     MICHAEL A. CONNOR, JR., age 54, was named Vice President and General Manager of the DAC business group on February 1, 1997. From April 1994 until February 1997, he was Manager, Sales and Marketing for DAC. From November 1987 until April 1994, Mr. Connor was President and owner of Mike Connor Construction, Inc., a general contracting firm specializing in high-end custom residential construction. Mr. Connor has a bachelor's degree in aerospace engineering from the

University of Florida and a master's degree in mechanical engineering from Tulane University. Mr. Connor is a registered professional engineer in North Carolina.

     VIRGIL D. DUNCAN, age 76, is the founder of the Company. Mr. Duncan served as President of the Company from its inception through June 1986, and since that date he has served as Vice President of Research & Development. Mr. Duncan served as a director of the Company from its inception in 1983 to April 1991 and has since served as a director emeritus. Mr. Duncan also founded TIS, Inc., which is now a wholly-owned but inactive subsidiary of the Company. Mr. Duncan received a B.S. degree in electrical engineering from North Carolina State University. Mr. Duncan is a registered professional engineer in North Carolina, Florida and the District of Columbia.

     LAWRENCE A. HAGEMANN, age 53, has served as Vice President and General Manager of TwinVision Corp. of North America, Inc., a wholly-owned subsidiary of the Company, since July 1996. From July 1995 until July 1996 he served as Vice President of ADDAX Sound Company, a privately-held company based in Illinois. From April 1991 to December 1993 he served as Assistant to the President of Vapor-Mark IV. Since October 1993 he has served as a Director of Transtel Communications Ltd., a developer of news media software based in London, England. From 1973 through December 1990 he served as Vice President of Sales and Marketing for Extel Corporation of Illinois and as a Director of Excom Communications Limited (UK) and Extel Overseas Limited (HK). He is a co-editor of the 1995 book titled HOOVER'S GUIDE TO COMPUTER COMPANIES. Mr. Hagemann received his bachelors degree in electrical engineering from the University of Detroit and his M.B.A. from Loyola University (Chicago).

     TANYA L. JOHNSON, age 33, has served as Assistant Secretary since January 1997 and as Director of Program Management and Operations of the TCS business group since November 1995. Ms. Johnson also served as Manager of Engineering for TCS from June 1990 to October 1995 and as an Engineering Specialist from January 1988 to May 1989. Ms. Johnson served as a Component Engineer at Teletec Corporation from June 1989 through May 1990. Ms. Johnson led the development of the Talking Bus product line and she shares the design patent for the Solar Max. Ms. Johnson holds a B.S. degree in electrical engineering from Duke University.

     JONATHAN E. KENNEDY, age 37, has served as Chief Financial Officer and Secretary of the Company since November 1996. From January 1996 to November 1996, Mr. Kennedy was the Vice President and Chief Financial Officer for Coastal Physician Services, Inc., a wholly-owned subsidiary of Coastal Physician Group, Inc. ("Coastal") which is a New York Stock Exchange listed company. From May 1995 to January 1996, he was the Vice President and Corporate Controller for Coastal and from September 1993 to May 1995 he was the Vice President of Planning & Analysis for Coastal. From July 1984 until September 1993 he served in various capacities, including five years as a manager or senior manager, with KPMG Peat Marwick LLP, an international public accounting firm. Mr. Kennedy received his B.S. degree in business administration from the University of North Carolina and his M.B.A. from Duke University. Mr. Kennedy is a certified public accountant.

     BRUCE R. THOMAS, age 42, has served as Vice President of Sales for the TCS business group since January 1991. From 1990 to 1991, he was a money manager consultant for MA Thomas, Inc. From 1990 through December 1993, Mr. Thomas was also a registered representative of Capital Investment Group, Inc., a securities brokerage firm. From 1987 to 1989, he was Executive Vice President of Advance Investments Co., Inc., where he directed money manager tracking and consulting services. From 1986 to 1987, he was a Vice President for Baker and Thomas, a money management consulting firm. From 1981 to 1986, he served as National Commercial Bus Sales Manager for Thomas Built Buses. Mr. Thomas received a B.A. degree from Washington and Lee University.

     ANDREW L. TURNER, III, age 46, has served as Vice President and General Manager of the HIS business group since February 1995 and as a Vice President of the Company since March 1991. He served as President of Turner & Associates and as Managing Director of Magnolia Capital Group from May 1986 to April 1991. Mr. Turner was Vice President of Sales and Marketing of Management Systems Associates, which markets computer systems to hospitals and health care organizations, from June 1979 to May 1986. From 1980 to 1982, he served concurrently as a sales executive with Distributed Data Systems, an affiliate of Management Systems Associates. From June 1972 to August 1977, Mr. Turner served as an engineer with the North Carolina Department of Transportation. Mr. Turner received his B.S. degree in civil engineering from the Virginia Military Institute and an M.B.A. from the University of Virginia. Mr. Turner is a registered professional engineer.

KEY EMPLOYEE

     DR. JAMES E. PAUL, JR., age 53, has served as the Chief Scientist of the Company since March 1997. Prior to assuming that position, he had served as President of the DAC business group since February 28, 1995 when the Company acquired substantially all of the assets of Digital Audio Corporation ("Digital Audio"). Dr. Paul founded Digital Audio in 1979 and had served as its President and chief engineer since its inception. Digital Audio designed, manufactured and marketed digital signal processing equipment to law enforcement agencies, and the Company had employed Dr. Paul to continue such business operations as a business group of the Company. From 1979 to 1981, Dr. Paul taught in the Electrical Engineering and the Computer Science Departments of California State University, Fullerton. From 1969 to 1979, he served as the senior research engineer and manager of the Audio Science Group at Rockwell International Corporation. He received B.S., M.E.E. and Ph.D. degrees in electrical engineering at North Carolina State University.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the three years ended December 31, 1996 of J. Phillips L. Johnston, President and Chief Executive Officer of the Company, John M. Cochran, Jr., Executive Vice President and General Manager of the TCS business group, Bruce R. Thomas, Vice President of Sales of the TCS business group and Andrew L. Turner, III, Vice President and General Manager of the HIS business group (the "Named Officers"), the only executive officers whose total annual salary and bonus exceeded $100,000 for such fiscal years.

                                                                                                                LONG-TERM
                                                                                                               COMPENSATION
                                                                                                                  AWARDS
NAME AND                                                                       ANNUAL COMPENSATION               OPTIONS
PRINCIPAL POSITION                                             YEAR      SALARY       BONUS       OTHER        (SHARES)(#)(1)

J. Phillips L. Johnston                                        1996     $150,000     $70,000     $ 14,975(2)          --
  Chairman of the Board,                                       1995      120,000      45,000       26,107(3)          --
  President and Chief                                          1994      110,000          --       19,020(4)      38,000
  Executive Officer

John M. Cochran, Jr.                                           1996     $ 94,467     $38,066(5)  $     --         32,000
  Executive Vice President and                                 1995           --          --           --             --
  General Manager, TCS                                         1994           --          --           --             --

Bruce R. Thomas                                                1996     $ 40,000     $    --     $120,216(6)          --
  Vice President of Sales, TCS                                 1995       40,000          --      112,099(7)          --
                                                               1994       36,000          --       47,748(6)      14,000

Andrew L. Turner, III                                          1996     $ 79,167     $    --     $  6,000(8)          --
  Vice President and General                                   1995       67,500      43,149(5)     9,658(9)          --
  Manager, HIS                                                 1994       40,000          --       49,402(6)      14,000

(1) The options described above were granted pursuant to the Company's 1993 Incentive Stock Option Plan.

(2) Includes reimbursements of $7,169 for medical expenses and $7,806 for club dues and related expenses.

(3) Includes $17,255 in medical expense reimbursements, usage of a company car, reimbursement of club dues and reimbursement of related expenses.

(4) Includes $6,000 in consideration for a loan guaranty, an automobile expense allowance, reimbursement of club dues and reimbursement of related expenses.

(5) Represents bonus under an executive incentive compensation plan.

(6) Represents commissions earned.

(7) Includes $24,000 forgiveness of a note payable and $88,099 in commissions earned.

(8) Represents an automobile expense allowance.

(9) Includes $4,158 in commissions and an automobile expense allowance.

     OPTION GRANTS TABLE. The following table sets forth information concerning grants of stock options to the Named Officers pursuant to the Company's stock option plan during the fiscal year ended December 31, 1996.

                                                                                % OF TOTAL
                                                                              OPTIONS GRANTED    EXERCISE OR
                                                              OPTIONS         TO EMPLOYEES IN    BASE PRICE
NAME                                                      GRANTED (SHARES)      FISCAL YEAR       ($/SHARE)       EXPIRATION DATE
John M. Cochran, Jr....................................        25,000               35.8%           $6.75         January 7, 2006
John M. Cochran, Jr....................................         7,000               10.0             4.75       September 29, 2006

     FISCAL YEAR-END OPTIONS/OPTION VALUES TABLE. No stock options were exercised by the Named Officers in the fiscal year ended December 31, 1996. The following table shows the stock option values for the Named Officers as of December 31, 1996.

                                                                                                              VALUE OF
                                                                                                             UNEXERCISED
                                                                                                               IN-THE-
                                                                                                                MONEY
                                                                            NUMBER OF SECURITIES              OPTIONS AT
                                                                           UNDERLYING UNEXERCISED               FISCAL
                                                                         OPTIONS AT FISCAL YEAR-END            YEAR-END
                                                                                     (#)                         ($)(1)
NAME                                                                    EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
J. Phillips L. Johnston..............................................      69,198               --         $ 1,560             --
John M. Cochran, Jr..................................................      20,999           13,001              --             --
Bruce R. Thomas......................................................      19,987               --             299             --
Andrew L. Turner, III................................................      19,987               --             299             --

(1) The dollar values are calculated by determining the difference between $3.25 per share, the closing sale price of the Common Stock on December 31, 1996, and the exercise price of the options.

     401(K) PLAN. In January of 1996 the Company implemented a defined contribution savings plan ("Savings Plan") for all eligible employees (as defined). The Savings Plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the Savings Plan, a participant may contribute from one to fifteen percent of his or her compensation, not to exceed an amount which would cause the plan to violate Section 401(k) and other applicable sections of the Internal Revenue Code. The Company does not make any matching contributions to the Savings Plan. All participant's contributions are invested, in accordance with the participant's election, in various investment funds managed by the plan trustee. The Savings Plan permits withdrawals in the event of disability, death, attainment of age fifty nine and one-half, termination of employment or proven financial hardship. The Company pays all the costs of administering the Savings Plan.

     EMPLOYMENT AGREEMENTS. The Company entered into an employment agreement with Mr. Johnston in November 1994. The agreement with Mr. Johnston requires that the executive devote his full business time to the Company, may be terminated by the Company for "cause" (as defined in the agreement), and prohibits the executive from competing with the Company for one year following termination of his agreement. Pursuant to his employment agreement, Mr. Johnston currently receives an annual salary of $150,000, together with such bonuses or other compensation as may be awarded by the Board of Directors or as provided in the agreement. The employment agreement terminates on October 17, 1997. The Company also has agreements with Messrs. Duncan and Paul.

COMMITTEES OF THE BOARD

     The Board of Directors has delegated certain of its authority to a Compensation Committee, Audit Committee, Technology Committee, Marketing Committee and Acquisition and Alliance Committee. No member of any committee is a current officer or employee of the Company with the exception of Messrs. Cochran and Duncan, who serve on the Technology Committee, and Mr. Turner, who serves on the Marketing Committee. Mr. Johnston serves ex-officio on all committees and Mr. Kennedy serves ex-officio on the Audit Committee.

     The Compensation Committee is currently composed of Ms. Tenney and Mr. Pirotte, chaired by Ms. Tenney. The Compensation Committee held two meetings in fiscal year 1996. The primary function of the Compensation Committee is to review and make recommendations to the Board with respect to the compensation, including bonuses, of the Company's officers and to administer the Company's Stock Option Plan. This committee also performs the functions of a nominating committee.

     The Audit Committee is currently composed of Messrs. Meese, Kring and Reeves with Mr. Meese as Chairman. The Audit Committee held two meetings in fiscal year 1996. The function of the Audit Committee is to review and approve the scope of audit procedures employed by the Company's independent public accountants, to review and approve the audit reports rendered by the Company's independent public accountants and to approve the audit fee charged by the independent public accountants. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent public accountants.

     The Technology Committee is currently composed of Dr. Ron Gyurcsik, Dr. Matt Kuhn, Dr. Paul and Messrs. Duncan and Cochran. Mr. Cochran is Chairman of this Committee. The Technology Committee held three meetings in fiscal year 1996. The function of the Technology Committee is to closely monitor technological developments related to the Company's products and markets. The Technology Committee also establishes priorities as well as time-to-market and return on investment objectives of the Company's research and development projects.

     The Marketing Committee is currently composed of Messrs. Kring, Meese, Thomas, Turner and Turney. Mr. Kring serves as Chairman. The Marketing Committee held four meetings in fiscal year 1996. The function of the Marketing Committee is to develop the broad marketing strategy for the Company.

     The Acquisition and Alliance Committee is currently composed of Messrs. Reeves, Pirotte and Turney with Mr. Reeves as Chairman. The Acquisition and Alliance Committee held three meetings in fiscal year 1996. The function of the Acquisition and Alliance Committee is to research and evaluate potential business acquisitions and alliances for the Company.

BOARD AND COMMITTEE ATTENDANCE

     In fiscal year 1996, the Board of Directors held four meetings. All directors attended more than 75% of the aggregate of board and committee meetings held during fiscal year 1996.

     THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES IDENTIFIED ABOVE.

                       II. PROPOSAL TO APPROVE AMENDMENT
                    TO THE 1993 INCENTIVE STOCK OPTION PLAN

     The Company's 1993 Incentive Stock Option Plan (the "Plan") was adopted effective April 27, 1993 and amended effective October 18, 1994. The Board of Directors feels that the Plan has proved to be of substantial value in recruiting new employees as well as stimulating the efforts of existing employees. In light of the Company's continued growth, the number of shares remaining for issuance under the Plan is insufficient to provide adequately for participation by the increased number of eligible employees, directors and consultants to whom the Compensation Committee would consider granting options during the forthcoming fiscal year. The Board of Directors has adopted an amendment to the Plan to increase the number of shares available for issuance under the Plan by an additional 100,000 shares of Common Stock.

     The provisions of the existing Plan, as well as the proposed amendment thereto, are summarized below.

SUMMARY OF THE 1993 INCENTIVE STOCK OPTION PLAN

     The Company's 1993 Incentive Stock Option Plan was adopted by the Board of Directors and approved by the shareholders of the Company effective April 1993. An aggregate of 200,000 shares of Common Stock were initially reserved for issuance under the Plan. In October 1994, the Plan was amended to reserve an aggregate of 250,000 shares for issuance under the Plan. The Plan provides for the granting of incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options and stock appreciation rights ("SARs"). Nonqualified stock options may be granted to employees, directors and advisors of the Company, while Incentive Stock Options may be granted to employees only. No options may be granted under the Plan subsequent to April 2003.

     The Plan is administered by the Compensation Committee of the Board of Directors, which determines the terms and conditions of the options and SARs granted under the Plan, including the exercise price, number of shares subject to the option and the exercisability thereof.

     The exercise price of all Incentive Stock Options granted under the Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. In the case of an optionee who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, the exercise price of Incentive Stock Options shall be not less than 110% of the fair market value of the Common Stock on the date of grant. The exercise price of all nonqualified stock options granted under the Option Plan shall be determined by the Compensation Committee. The exercise price of nonqualified stock options granted under the Plan will not be less than 85% of the fair market value of the Common Stock. The term of all options granted under the Plan may not exceed ten years. The Plan may be amended or terminated by the Board of Directors, but no such action may impair the rights of a participant under a previously granted option.

     The Plan provides the Board of Directors or the Compensation Committee the discretion to determine when options granted thereunder shall become exercisable and the vesting period of such options. Upon termination of a participant's employment or consulting relationship with the Company, all unvested options terminate and are no longer exercisable. Vested options shall remain exercisable for a specified period of time following the termination date. The length of such extended exercise period generally ranges from 60 days to one year, depending on the nature and circumstances of the termination.

     The Plan provides that, in the event the Company enters into an agreement providing for the merger of the Company into another corporation or the sale of substantially all of the Company's assets, any outstanding unexercised options shall become exercisable at any time prior to the effective date of such agreement. Upon the consummation of the merger or sale of assets, such options shall terminate unless they are assumed or another option is substituted therefor by the successor corporation.

     The Plan provides the Board of Directors or the Compensation Committee discretion to grant SARs in connection with any grant of options. Upon the exercise of a SAR, the holder shall be entitled to receive a cash payment in an amount equal to the difference between the exercise price per share of options then exercised by him and the fair market value of the Common Stock as of the exercise date. The holder is required to exercise options covering twice the number of shares which are subject to the SAR so exercised. SARs are not exercisable during the first six months after the date of grant, and may be transferred only by will or the laws of descent and distribution.

     As of December 31, 1996, a total of 246,259 nonqualified and Incentive Stock Options were outstanding, with exercise prices ranging from $3.20 to $7.25 per share. Also, as of December 31, 1996, there were no SARs outstanding.

SUMMARY OF AMENDMENT

     The Board of Directors proposes to amend the Plan by making an additional 100,000 shares of Common Stock available for grant. Assuming adoption of the amendment, a total of 350,000 shares of Common Stock would be reserved for issuance under the Plan.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1993 INCENTIVE STOCK OPTION PLAN TO PERMIT THE ISSUANCE OF AN ADDITIONAL 100,000 SHARES PURSUANT TO THE PLAN.

        III. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of KPMG Peat Marwick LLP has examined the financial statements of the Company since fiscal year 1990. Subject to shareholder approval, such firm has been re-appointed by the Board of Directors to serve as the Company's independent public accountants for the 1997 fiscal year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if it is their desire to do so, and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Under the securities laws of the United States, the Company's directors, certain officers and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the Company. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file, or late filing, of such reports with respect to the fiscal year 1996. To the Company's knowledge, based solely on a review of the copies of reports furnished to the Company and written representations with respect to filing of such reports, the Company believes that all persons subject to Section 16(a) filing requirements applicable to the Company's securities have complied with such requirements in the 1996 fiscal year except that (i) Messrs. Hagemann, Pirotte and Claude G. Robinson failed to timely file a report on Form 3 in 1996,
(ii) Messrs. Johnston and Reeves failed to file one report on Form 4 with respect to the sale of Common Stock during the 1996 fiscal year, (iii) Mr. Duncan failed to file two reports on Form 4 with respect to two separate sales of Common Stock during the 1996 fiscal year, and (iv) Messrs. Hagemann, Robinson and Turney failed to file four, one, and one report(s), respectively, on Form 4 with respect to purchases of Common Stock during the 1996 fiscal year. All such reports were subsequently filed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective March 1996, the Company entered into various marketing, distribution, licensing and management agreements with RTI, an affiliate of David L. Turney, a director of the Company. These agreements primarily relate to the sublicensing of technology to, and management oversight of, Transit-Media GmbH and TwinVision Corp. of North America, Inc., which are two wholly-owned subsidiaries of the Company. During 1996, the Company paid $73,880 to RTI for fees and commissions earned under these various agreements. In addition, the Company paid $100,000 to RTI during 1996 for services rendered in connection with the acquisition of Transit-Media GmbH. During 1996, the Company also granted 30,000 warrants to RTI which allow RTI to purchase one share of Common Stock for each warrant granted. Exercise of these warrants into common shares is contingent upon the market price of the Company's common shares exceeding prices ranging from $6.50 to $14.00 per share for ninety consecutive calendar days prior to the exercise date. These warrants expire in April 2006.

     The Company has retained Curtis I. Kring, a director of the Company and the Chairman of the DAC business group, to perform certain business consulting services for the Company. The Company paid fees under this agreement totaling $67,000 and $55,000 during 1996 and 1995, respectively.

     In connection with the Company's acquisition of Digital Audio Corporation, the Company entered into an agreement with Dr. James E. Paul, the former President of the DAC business group, to lease the office building in which Digital Audio Corporation had been headquartered to accommodate the new business group. The Company paid Dr. Paul $20,800 and $17,333 in rental fees during 1996 and 1995, respectively.

     In March 1997, the Company entered into a new lease agreement for this recently expanded office building with Dr. Paul. This lease agreement contains monthly rental rates ranging from $4,241 to $5,013 during the life of the agreement, which is from April 1997 to December 2002.

     Effective June 1994, the Company entered into a distributor agreement with First Exim Financial Limited ("Exim"), an affiliate of John M. Reeves, II, a director of the Company. Pursuant to such agreement, Exim was appointed as the Company's non-exclusive distributor in Canada and Puerto Rico and as the Company's exclusive distributor in all other foreign countries. The agreement provided that Exim would be entitled to purchase products from the Company at 75% of the Company's standard list price (or 60% of the standard list price in the case of initial sales within a given country) for sale to Exim's customers. No sales were made by Exim in 1995. Effective July 1995, the Company modified this agreement to change the work scope to acquisition consulting services only. The agreement was renewed for an additional year in April 1996. The Company paid fees under this agreement to Exim totaling $33,250 and $23,750 during 1996 and 1995, respectively.

     In January 1993, the Company redeemed all outstanding shares of Series C Preferred Stock in exchange for 64,948 shares of Common Stock, a promissory note in the principal amount of $85,843 payable to John M. Reeves, II, a current director and at that time a director nominee and son of a shareholder, and $150,000 in cash paid as dividends on the Series C Preferred Stock. The promissory note was unsecured, bore interest at the rate of 6% per annuum, and provided for 20 quarterly payments of $5,000 which commenced on April 1, 1993. This note was paid in full on March 6, 1995.

     Effective February 1993, the Company engaged Business Development Associates, Inc. ("BDA"), an affiliate of C. James Meese, Jr., a director of the Company, as an independent sales representative in marketing the Company's products. Pursuant to such agreement, as amended effective May 15, 1994, BDA received a monthly draw of $3,000 against commissions and reimbursement of certain business expenses. The Company paid fees under this agreement totaling $26,179 and $17,521 during 1996 and 1995, respectively.

     The Company has adopted a policy pursuant to which material transactions between the Company and its executive officers, directors and principal shareholders (i.e. shareholders owning beneficially 5% or more of the outstanding voting securities of the Company) shall be submitted to the Board of Directors for approval by a disinterested majority of the directors voting with respect to the transaction.

                             SHAREHOLDER PROPOSALS

     Shareholders who intend to submit proposals for inclusion in the Proxy Statement for the 1998 Annual Meeting of Shareholders must do so by sending the proposal and supporting statements, if any, to the Company no later than November 30, 1997. Such proposals should be sent to the attention of Mr. Jonathan E. Kennedy, P.O. Box 14068, 4900 Prospectus Drive, Suite 1000, Research Triangle Park, North Carolina 27709.

                                 OTHER MATTERS

     Except for the matters described herein, management does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented at such Annual Meeting that is a proper subject for action by the shareholders. However, if any other matters should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the person acting under the Proxy.

                                 ANNUAL REPORT

     The Annual Report to Shareholders for the fiscal year ended December 31, 1996 is being sent to all shareholders with this Proxy Statement. The Annual Report to Shareholders does not form any part of the material for the solicitation of any Proxy.

A COPY OF THE ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, IS AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST TO MR. JONATHAN E. KENNEDY, P.O. BOX 14068, 4900 PROSPECTUS DRIVE, SUITE 1000, RESEARCH TRIANGLE PARK, NORTH CAROLINA 27709.

*******************************************************************************
                                    APPENDIX


                            DIGITAL RECORDERS, INC.
P R O X Y
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 1997

    KNOW ALL MEN BY THESE PRESENTS: that the undersigned shareholder of Digital Recorders, Inc. (the "Company") hereby constitutes and appoints J. Phillips L. Johnston and Jonathan E. Kennedy, or either of them, as attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 20, 1997, and at any and all adjournments thereof with respect to the matters set forth below and described in the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 24, 1997, receipt of which is acknowledged.

1. To consider and act upon a proposal to elect the nominees presented below as directors to hold office for one-year terms or until their successors are elected and qualified.

   [ ] FOR election of all nominees listed

   [ ] WITHHOLD AUTHORITY TO VOTE FOR all nominees listed

 Instruction: To withhold authority to vote for any individual nominee, strike through the nominee's name below:

John M. Cochran, Jr.        Curtis I. Kring         John K. Pirotte        Juliann Tenney          David L. Turney
J. Phillips L. Johnston     C. James Meese, Jr.     John M. Reeves, II     John W. Thomas, Jr.

2. To consider and act upon a proposal to approve an amendment to the Company's 1993 Incentive Stock Option Plan to permit the issuance of an additional 100,000 shares of Common Stock pursuant to the Plan.

   [ ] FOR PROPOSAL           [ ] AGAINST PROPOSAL                  [ ] ABSTAIN

3. To ratify the appointment of KPMG Peat Marwick LLP as the independent certified public accountants of the Company for the fiscal year ending December 31, 1997.

   [ ] FOR RATIFICATION      [ ] AGAINST RATIFICATION              [ ] ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

   [ ] AUTHORIZED TO VOTE                  [ ] ABSTAIN

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR PROPOSALS 2 AND 3 AND THE PROXY HOLDERS WILL VOTE ON ANY PROPOSAL UNDER 4 IN THEIR DISCRETION AND IN THEIR BEST JUDGMENT.

    PLEASE MARK, DATE, AND SIGN EXACTLY AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                            DATED:

                                                         SIGNATURE

                                                 SIGNATURE IF HELD JOINTLY

                                            IF THIS PROXY IS NOT DATED, THE
                                            PROXY WILL BE DEEMED TO BEAR THE
                                            DATE THE FORM WAS MAILED TO THE
                                            SHAREHOLDER.